UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐ Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Preliminary Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

COMMERCIAL NET LEASE REALTY, INC. (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statmeent No.:

	(3)	Filing Party:

	(4)	Date Filed:

August 11, 2004

Dear Stockholder:

The Annual Meeting of Stockholders of Commercial Net Lease Realty was convened on Thursday, August 5, 2004, at which time the election of nine directors and four proposals (1, 3, 4 and 7 in the proxy statement) were approved. For the three additional proposals (2, 5 and 6 in the proxy statement) requiring a supermajority (or two-thirds) of the common shares outstanding for approval, the meeting was adjourned until Thursday, September 16, 2004. Of the votes cast to-date for these three proposals, more than 91% were in favor.

Each of these additional proposals has been recommended by the Board of Directors and management in order to address “best practices” in corporate governance and benefit the stockholders of the company. Should you have any questions regarding these proposals, please feel free to contact Carole Jones in our investor relations department at 800-265-7348 or by email at carole.jones@nnnreit.com.

At this writing, our records indicate that you have not yet voted. It is important that you vote your shares either by proxy card, phone or online. If you own your shares in the name of a brokerage firm, your broker cannot vote your shares by proxy unless the firm receives your specific instructions.

In the event that your proxy material has been misplaced, we are enclosing a duplicate proxy card and return envelope. You may also follow the instructions on the voter instruction form and vote online or by telephone. (NOTE: If you vote online or by phone, please do not return your proxy card by U.S. mail.)

If you have already voted, please disregard this reminder. Continued solicitation of votes is costly so please vote today. In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Sincerely,

/s/Julian E. Whitehurst

Chief Operating Officer & Corporate Secretary

Enclosure